Exhibit (a)(1)(iii)

Exhibit (a)(1)(iii)

Fairness Opinion – Syngenta AG

Fairness Opinion on the Public Tender Offer by

China National Chemical Corporation to Acquire Syngenta AG

4 March 2016

Fairness Opinion – Syngenta AG

Contents

Introduction

Company

Valuation Considerations

Result of the Fairness Opinion

Appendices

Private & confidential 2

Fairness Opinion – Syngenta AG

Introduction

Background

Mandate of N+1

Evaluation Procedure

Information Basis

Private & confidential 3

Fairness Opinion – Syngenta AG

Introduction

Background

Background

Syngenta AG (“Syngenta” or the “Company”) is listed on the SIX Swiss

Exchange and the New York Stock Exchange (NYSE) with a market capitalization of CHF 33.6bn as at 26 January 2016. Syngenta is a

leading agrochemicals company with market leading positions in its three product lines crop protection, seeds as well as lawn and garden products

Syngenta employs approx. 30,000 people in over 90 countries and generated revenues of USD 13.4bn in financial year 2015. The

Company has its global headquarter in Basle, Switzerland, with regional headquarters for NAFTA in Greensboro, North Carolina (USA), for

LATAM in Sao Paulo (Brazil) and for APAC in Singapore. Syngenta

operates five main global R&D centres in China, India, Switzerland, the

UK and the USA. Production takes place at twelve main sites located in

Brazil, China, France (2), India, Switzerland (2), the UK (2), and the

USA (3)

The Company’s registered share capital is CHF 9,294,564.90 divided into 92,945,649 registered shares with a nominal value of CHF 0.10 per share. The shares are fully paid-in and each carries a voting right

In May 2015, Syngenta received an unsolicited proposal from Monsanto to acquire the Company at a price equivalent to CHF 449.00 per

Syngenta share with approx. 45% in cash, which was rejected by

Syngenta’s Board of Directors. This event was followed by a period of ongoing takeover speculation until September 2015. After a temporary cool-down of the M&A speculation, renewed rumours of a potential takeover, this time by China National Chemical Corporation

(“ChemChina”), resurfaced in December 2015. Consequently,

Syngenta’s share price and the corresponding weighted average share prices have to be seen as inflated by these speculations to some degree

On 3 February 2016, ChemChina published a pre-announcement stating its intention to submit an all-cash public tender offer to the Syngenta shareholders to purchase all publicly held registered shares for a price of USD 465.00 per share. Based on a USD/CHF exchange rate of 1.0171 as at 26 January 2016, this corresponds to an offer price of CHF 472.95 per Syngenta share. In addition, the public tender offer will allow for non- dilutive dividend payments to Syngenta shareholders of up to CHF 16.00 per Syngenta share subject to the approval of the ordinary general shareholder meeting of Syngenta scheduled to be held on 26 April 2016.

The dividend payments of up to CHF 16.00 per share consist of an ordinary dividend of up to CHF 11.00 per share payable before the settlement of the public tender offer and a special dividend of CHF 5.00 per share payable immediately prior to the settlement of the public tender offer. Both elements (the offer price of USD 465.00 per share and the dividend payments of up to CHF 16.00 per share) are considered integrated and are hereinafter together referred to as “ChemChina Offer”. It has to be noted that the effective offer price in CHF terms will be subject to the future development of the USD/CHF exchange rate

On 2 February 2016, ChemChina and Syngenta entered into a transaction agreement pursuant to which the Syngenta Board of Directors agreed, among other things, to recommend the ChemChina Offer for acceptance by the Syngenta shareholders

In connection with this mandate to provide a fairness opinion, N+1 Swiss

Capital AG (“N+1”) shall receive no compensation that is dependent on any statements regarding the valuation of Syngenta or the success of a transaction with ChemChina. N+1 hereby confirms that it reached its opinion independently in accordance with TOB Circular No. 3 governing assessment experts

In accordance with the TOB decision of 27 September 2011, N+1 is suitably qualified to prepare fairness opinions for public takeover offers in Switzerland

Private & confidential Source: Bloomberg, Syngenta Full Year Results 2015, Syngenta management information 4

Fairness Opinion – Syngenta AG

Introduction

Mandate of N+1

Mandate of the Board of Directors

The Syngenta Board of Directors has retained N+1 to prepare a fairness opinion assessing the financial adequacy of the ChemChina Offer from the perspective of the public shareholders of Syngenta

The fairness opinion is intended solely for use by the Board of Directors of Syngenta as part of its report to the shareholders in connection with the ChemChina Offer (in compliance with the TOB ordinance on public takeover offers) and, for the avoidance of doubt, assesses solely the financial adequacy of the ChemChina Offer for the holders of registered

Syngenta shares listed on the SIX Swiss Exchange but not for the holders of American Depositary Shares of Syngenta

This fairness opinion can be used for publication in connection with the public tender offer. It may also be referred to in the Swiss offer prospectus. Use for any other purposes is not permitted

The fairness opinion does not constitute a recommendation to the public shareholders of Syngenta to accept or reject the ChemChina Offer

Furthermore, it does not assess the following points:

—Payment terms and other conditions of the ChemChina Offer

—Legal and fiscal assessment of the transaction structure

—Possible effects on shareholders if the ChemChina Offer is accepted or rejected

—Future value of the Syngenta share

N+1 has neither performed an audit as defined by Swiss law, nor any kind of due diligence

Private & confidential 5

Fairness Opinion – Syngenta AG

Introduction

Evaluation Procedure

Evaluation procedure

N+1 analyzed various valuation criteria and conducted comprehensive analyses on Syngenta in order to assess the financial adequacy of the

ChemChina Offer

The underlying object of assessment is Syngenta AG with its consolidated subsidiaries

The valuation date is 26 January 2016

The valuation analysis results in a value range for the enterprise value and equity value of Syngenta. The implied value range per Syngenta share is an indication that can be used to assess the financial fairness and adequacy of the ChemChina Offer

The valuation is carried out on a stand-alone basis and thus does not include any synergies a potential acquiror might generate

No consideration has been given to possible effects at the individual shareholder level, such as tax implications

The value range for Syngenta as a company and the derived value range per share was calculated primarily on the basis of the discounted cashflow (DCF) analysis. Sensitivity analyses were also carried out as part of the DCF analysis by varying the major value drivers. Additional valuation methods such as an analysis of comparable companies and an analysis of precedent transactions were considered to test the plausibility of the DCF results

The valuation is based on the assumptions of the business plan prepared by Syngenta’s management; adjustments were applied by N+1 where deemed appropriate. Technical assumptions for valuation purposes (e.g.

cost of capital, perpetual growth rate) were not part of the provided business plan

Several meetings and conference calls with the management team were held to discuss the plausibility of the information as well as the business plan received. For the assessment of the business plan, selected adjustments have been made by N+1 taking into account the historical performance of Syngenta, historical and expected market development,

expectations of equity research analysts as well as industry benchmarks

Private & confidential 6

Fairness Opinion – Syngenta AG

Introduction

Information Basis

Information relating to the employee stock programs

Details of debt-like and cash-like balance sheet positions

Capital market and financial data for Syngenta and selected

comparable companies (primary sources: Bloomberg, Factset)

Data from precedent transactions in the sector

(source: Mergermarket)

In preparing this fairness opinion, N+1 assumed that the financial information and other data on Syngenta were accurate and complete and has relied on this information without accepting any responsibility for independent verification thereof

Syngenta’s management assured N+1 that it is unaware of any facts or circumstances that would render the information provided being incomplete, incorrect or misleading

In the preparation of the fairness opinion, N+1 has not carried out any physical inspection of any building and / or sites of Syngenta

The information and criteria in this document are based on the prevailing market, corporate and economic conditions as at 26 January 2016. Any circumstances thereafter may impact the information, which has been used as a basis for the analysis. N+1 has no obligation to update, verify or confirm any information contained in this document

Private & confidential 7

Fairness Opinion – Syngenta AG

Company

General Information

Business Activities and Products

Historical Key Financials

The Global Agrochemicals Market

Market and Positioning – Crop Protection

Market and Positioning – Seeds

Strategic Planning

Private & confidential 8

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Company
General Information

Company description

- Syngenta is a world leading agribusiness operating in the crop protection, seeds and lawn and garden markets. Through state-of-the-art science and global reach, the Company's goals are targeted at increasing crop productivity and improving global food security
- During the financial year 2015, Syngenta posted sales of USD 13,411m, earnings before interest, taxes, depreciation and amortization (EBITDA)[1] of USD 2,777m (20.7% EBITDA margin) and net income of USD 1,344m (10.0% net income margin)
- Syngenta is listed on the SIX Swiss Exchange (SIX: SYNN) since 2000 following the merger of the Zeneca and Novartis agricultural businesses. As a leader in the global crop protection and seeds industries, the Company obtains top-three market share positions in key target regions as well as across numerous products
- The Company's origin stems from the merger of Zeneca's and Novartis' agricultural businesses in 2000 and it is headquartered in Basle, Switzerland. Syngenta has approximately 30,000 employees in over 90 countries with three other regional headquarters besides Basle

Operational footprint

- Syngenta's operations are divided into three businesses (Crop Protection, Seeds, Lawn and Garden) and four sales regions: Europe, Africa, Middle East (EAME), North America, Latin America (LATAM) and Asia Pacific (APAC)
- The Company comprises 111 production and supply sites (thereof 12 main production sites) and 141 research and development (R&D) facilities (thereof 5 main R&D centers) globally

Geographic footprint *(main sites)*


3x
2x
3x
2x
R&D / production sites (17)
Headquarter (1)
Regional headquarters (3)
Syngenta presence

Source: Syngenta webpage

Sales by region (FY 2011 – 2015)[2]


USDm
13,268
14,202
14,688
15,134
13,411
2011A: 6%, 14%, 25%, 25%, 30%
2012A: 5%, 13%, 28%, 26%, 28%
2013A: 5%, 13%, 26%, 27%, 29%
2014A: 5%, 13%, 24%, 28%, 30%
2015A: 5%, 14%, 25%, 27%, 29%
EAME
LATAM
North America
APAC
Lawn and Garden(2)

Source: Syngenta Annual Reports 2011-2014, Syngenta Full Year Results 2015

Private & confidential

Source: Annual Reports 2011-2014, Syngenta Full Year Results 2015, Syngenta management information, Syngenta webpage
(1) Based on Syngenta definition (i.e. including income from associates, excluding restructuring cost)
(2) Including elimination of Crop Protection sales to Seeds; Syngenta does not publish regional sales for the Lawn and Garden business

9

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Fairness Opinion – Syngenta AG

Company
Business Activities and Products

Business model

- The foundation for Syngenta's leadership position in crop protection and seeds is powered by long-standing chemistry and agronomic know-how, R&D capabilities as well as innovation leadership
- The Company's activities are dissected into three distinct businesses:
  - Crop Protection includes chemicals such as herbicides, insecticides, fungicides and seed treatment to control weeds, insects and diseases in crops (74% of sales in 2015)
  - Seeds include corn, soybean, vegetables, sunflowers, cereals, sugar beet and oilseeds (21% of sales in 2015)
  - Lawn and Garden provides customers with flowers, turf and landscape and professional pest management products (5% of sales in 2015)

Product portfolio

- Within its Crop Protection business, Syngenta offers a full line of leading products and brands including herbicides (Acuron®, Axial®), fungicides (Amistar®, Elatus™), insecticides (Actara®, Durivo®) and seedcare (Cruiser®, Vibrance®). The products are designed to improve crop yield and performance, increase plant vigor and reduce yield losses during periods of drought or heat
- The Seeds business encompasses a variety of seed products and brands, both genetics and traits, including corn and soybean (Golden Harvest®, Enogen®), diverse field crops (NK® oilseeds, Hilleshog®), vegetables (S&G®, Rogers®) and others. The products help to provide higher yields as well as to increase performance
- Syngenta's Lawn and Garden business offers a variety of plant health solutions for professional turf managers, growers as well as pest managers. The products mainly help to increase productivity as well as to protect the environment

Syngenta's agronomic know-how


Herbicides
Insecticides
Fungicides
Seedcare
Seeds
Products
Integrated solutions for growers
Crops
Adjacent technologies
Cereals
Corn
Diverse field crops
Rice
Soybean
Specialty crops
Sugar cane
Vegetables
Lawn and Garden
Nutrients
Financial services
Information systems

Source: Syngenta Annual Report 2014

Sales split by business[(1)]


USDm
13,268
14,202
14,688
15,134
13,411
6%
21%
72%
5%
23%
72%
5%
22%
73%
5%
21%
75%
5%
21%
74%
2011A
2012A
2013A
2014A
2015A
Crop Protection
Seeds
Lawn and Garden

Source: Syngenta Annual Reports 2011-2014, Syngenta Full Year Results 2015

Private & confidential

Source: Annual Reports 2011-2014, Syngenta Full Year Results 2015, Syngenta management information, Syngenta webpage
(1) Including elimination of Crop Protection sales to Seeds

10

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Fairness Opinion – Syngenta AG

Company
Historical Key Financials

Sales in financial years 2014 and 2015

- Sales during the financial year 2014 rose by USD 446m or 3% from USD 14,688m to 15,134m as compared to the prior year. At constant exchange rates, sales growth amounted to approx. 5%. The achieved sales growth resulted from both higher prices and volumes
- While the Crop Protection business recorded sales growth of 4.6% to USD 11,286m, Seeds business sales dropped by 1.5% to USD 3,155m. Sales in the Lawn and Garden business remained fairly unchanged
- 2015 sales amounted to USD 13,411m and declined by 11.4% compared to the prior year. The decline was due to the sharp weakening of almost all global currencies against the USD and weaker market conditions. At constant exchange rates, sales would have been up 0.5% versus the previous year
- The Crop Protection and Seeds businesses declined by 12.1% and 10.1%, respectively. Similarly, the Lawn and Garden business recorded lower sales of 6.5%

Profitability in financial years 2014 and 2015

- Syngenta posted an EBITDA of USD 2,926m in 2014, corresponding to an EBITDA margin of 19.3%(1), and an EBITDA of USD 2,777m in 2015, corresponding to an EBITDA margin of 20.7%(1)
- While margins decreased by 0.4 percentage points in 2014, the EBITDA margin was again improved in 2015 by 1.4 percentage points despite declining sales. At constant exchange rates, Syngenta would have achieved an EBITDA margin of 22.2%(1)
- The EBITDA margin enhancement in 2015 was mainly supported by the Accelerating Operational Leverage (AOL) program rolled out in 2014, under which Syngenta aims to expand its EBITDA margin by c. 4 to 5 percentage points until 2018. Other beneficiary factors include positive mix effects in several key product areas and one-off out-licensing income

Sales development FY 2011 – 2015(2)


USDm
+14.0%
+7.0%
+3.4%
+3.0%
(11.4)%
9,597
2,850
821
10,208
3,237
757
10,793
3,204
691
11,286
3,155
693
9,926
2,838
648
2011A
2012A
2013A
2014A
2015A
Crop Protection
Seeds
Lawn and Garden
Year-on-year growth (consolidated)

Source: Syngenta Annual Reports 2011-2014, Syngenta Full Year Results 2015

Profitability development FY 2011 – 2015


USDm
21.8%
21.8%
19.7%
19.3%
20.7%
2,905
3,114
2,895
2,926
2,777
2011A
2012A
2013A
2014A
2015A
EBITDA(1)
EBITDA margin

Source: Syngenta Annual Reports 2011-2014, Syngenta Full Year Results 2015

(1) Based on Syngenta definition (i.e. including income from associates, excluding restructuring cost)
(2) Including elimination of Crop Protection sales to Seeds

Private & confidential
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Fairness Opinion – Syngenta AG

Company

The Global Agribusiness Market[(1)]

General market overview

- The global agribusiness market described in this document only reflects those market segments where Syngenta is active in. Other market segments (such as non-crop agrochemicals) are not shown. Relevant market segments include the crop protection market as well as the global seeds market. The global seeds market, in turn, can be dissected into genetically-modified (GM) seeds and conventional seeds
- These selected market segments are estimated at a total volume of approx. USD 97bn in 2014 and have grown at a compounded annual growth rate (CAGR) of 6.6% from 2004 to 2014
- In 2014, the crop protection market accounted for c. USD 57bn or 58%, whereas both the conventional and GM seeds market contributed approx. USD 20bn each or 20% and 22%, respectively
- Since 2004, the relative share of the crop protection market decreased slightly, however, remained fairly flat at 57 to 58% over the last five years. Simultaneously, the relative share of GM seeds increased by 13 percentage points largely at the cost of conventional seeds

Key market drivers and risks

- Agrochemicals markets are primarily driven by R&D and innovations introducing new products and technologies. Hence, a strong innovation pipeline is fundamental to long-term success in order to mitigate risks associated with increasing resistance to existing technology (e.g. pesticide resistance) or trait substitution (e.g. insecticides)
- The cycle of the global economy, especially in emerging markets, as well as commodity prices are further catalysts driving demand and, ultimately, determining global market volume
- In addition, megatrends such as population growth and global warming / climate change are parameters of the demand function for agrochemical products
- Finally, management of patent and license portfolios as well as regulatory approval processes represent opportunities and risks alike

Development of global agribusiness market (since 2004)[(1)]


USDbn
+6.6%
51.2
52.6
52.8
57.6
69.2
67.9
72.1
81.0
87.1
93.6
97.2
28% 9% 63%
28% 10% 62%
27% 11% 62%
25% 12% 62%
24% 13% 62%
25% 16% 59%
25% 18% 57%
23% 19% 57%
22% 21% 57%
21% 21% 58%
20% 22% 58%
2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014
Crop protection
Genetically-modified (GM) seeds
Conventional seeds
CAGR '04-'14

Source: Phillips McDougall, equity research reports

Global agribusiness market segmentation (2014)[(1)]


20%
USD 97.2bn
58%
22%
Crop protection
Genetically-modified (GM) seeds
Conventional seeds

Source: Phillips McDougall

Private & confidential

Source: Phillips McDougall, equity research reports
(1) Only taking into account the relevant market segments Syngenta is active in

12

N+1 SWISS CAPITAL

Fairness Opinion – Syngenta AG

Company
Market and Positioning – Crop Protection

General market overview

- The global crop protection market is estimated at a volume of approx. USD 56.7bn and has grown at a CAGR of 5.8% from 2004 to 2014
- From 2010 to 2014, the global crop protection market volume increased by USD 15.4bn to 56.7bn (corresponding to a period CAGR of 8.2%)

Market share and positioning

- The market is composed of a few global players from the chemicals and agrochemicals industries combining approx. 75% of the global market share
- For over a decade, Syngenta has maintained its leading market position within the global crop protection market. In fact, the Company has gained roughly 2 percentage points in market share over that period (from 18% to 20%)
- Bayer, the German diversified chemicals group, maintained a relative market share of c. 18% from 2005 to 2014 and is considered Syngenta's nearest competitor in the crop protection market, followed by BASF (13%), Dow Chemical (10%), Monsanto (9%) and DuPont (7%)

Market outlook

- While the global crop protection market has grown at a CAGR of 5.8% from 2004 to 2014, the mid-term outlook is more moderate. According to forecasts, the market is expected to grow at a CAGR of around 3 to 4% in the medium to longer term
- The lower growth forecast is primarily due to lower growth prospects in emerging markets as well as gradually declining arable land. However, the market is still expected to grow faster than the global economy. Nevertheless, 2015 was a difficult year for the industry with the global crop protection market declining by an estimated 10% in terms of value

Development of global crop protection market (since 2004)


USDbn
+5.8%
+3-4%
32.2
32.8
32.5
35.9
43.2
40.1
41.3
46.5
49.5
54.2
56.7
2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018
Source: Phillips McDougall
% CAGR '04-'14
Source: Equity research reports
% CAGR '15-'18

Market share of selected key players (2014)[1]


USD 56.7bn
20%
18%
13%
10%
9%
7%
23%
Syngenta
Bayer
BASF
Dow Chemical
Monsanto[2]
DuPont
Others

Source: Phillips McDougall, equity research reports, Company information

Source: Phillips McDougall, equity research reports, Syngenta management information
(1) Based on respective companies' 2014 actual financials
(2) Calendarized to 31-Dec (Syngenta's financial year-end)

Private & confidential

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Fairness Opinion – Syngenta AG

Company
Market and Positioning – Seeds

General market overview

- The global seeds market is estimated at a volume of approx. USD 40.6bn and has grown at a CAGR of 7.9% from 2004 to 2014
- From 2010 to 2014, the global seeds market volume increased by USD 9.8bn to 40.6bn (corresponding to a period CAGR of 7.1%). Market growth in the GM seeds market (CAGR of 13.1%) has grossly outpaced the corresponding growth in the conventional seeds market (CAGR of 2.1%) during that period

Market share and positioning

- The market is composed of a few global players from the chemicals and agrochemicals industries combining more than 60% of the global market
- Monsanto, the US-based agrochemicals company, is the industry leader with a market share of c. 26%. Monsanto's biggest competitor is DuPont, the US-based diversified chemicals company operating in the seeds market via its subsidiary Pioneer, with a market share of c. 20%
- Syngenta, in third place, currently has a market share of 8% in the global seeds market, followed by Dow Chemical (4%) and Bayer (3%)

Market outlook

- While the global seeds market has grown at a CAGR of 7.9% from 2004 to 2014, the mid-term outlook is more moderate. According to forecasts, the market is expected to grow at a CAGR around 4 to 6% in the medium to longer term, with the GM seeds market continuing to grow faster than the conventional seeds market
- Similar to the crop protection market, the lower growth forecast for the seeds market is also primarily driven by lower growth prospects in emerging markets as well as gradually declining arable land

Development of global seeds market (since 2004)


USDbn
+7.9%
+4-6%
19.0
19.8
20.3
21.7
26.0
27.8
30.8
34.5
37.6
39.4
40.6
76%
74%
71%
67%
65%
62%
58%
55%
51%
49%
48%
24%
26%
29%
33%
35%
38%
42%
45%
49%
51%
52%
2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018
Genetically-modified (GM) seeds
Conventional seeds
Source: Phillips McDougall
CAGR '04-'14
Source: Equity research reports
CAGR '15-'18

Market share of selected key players (2014)[1]


USD 40.6 bn
26%
20%
8%
4%
3%
39%
Monsanto(2)
DuPont
Syngenta
Dow Chemical
Bayer
Others

Source: Phillips McDougall, equity research reports, Company information

Private & confidential

Source: Phillips McDougall, equity research reports
(1) Based on respective companies' 2014 actual financials
(2) Calendarized to 31-Dec (Syngenta's financial year-end)

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Fairness Opinion – Syngenta AG

Company
Strategic Planning

Strategy

- Syngenta's strategy is centered around increasing crop yields and performance, while simultaneously reducing input resources. Coupled with its agronomic expertise and deep understanding of growers' needs, Syngenta offers a broad portfolio of agrochemical products
- Strategic goals at the Crop Protection business include new product launches fueled by a highly promising product pipeline, as well as continued efforts in R&D and innovation life-cycle management
- In the Seeds business, Syngenta follows a clear goal at expanding its out-licensing income in the short-term as well as pushing its promising pipeline of new hybrid seed products
- To carry out its strategy, Syngenta heavily markets its products, maintains strong channel partnerships and operates strong sales forces around the globe

Guidance

- Syngenta's management expects the Company to generally outgrow the market and therefore gain market share in both key businesses, Crop Protection and Seeds
- For the medium to long term, the Company communicated the following targets:
  - Enhancement of EBITDA margin to around 24 to 26%
  - Continuously leveraging on the current broad product portfolio with strong new product launches ahead, underpinned by a promising innovation pipeline
  - Syngenta introduced its AOL program in 2014 in order to improve operational leverage and achieve efficiency gains, ultimately improving the Company's margin profile

Key pillars of Syngenta's strategy

Market	Integrated strategy	Crop Protection	Seeds
Market recovery	Continued seeds pull on Crop Protection	New product launches	Out-licensing income
Emerging markets growth	Integrated strategy	Outstanding Crop Protection pipeline	Hybrid seed launches
Digital agronomy	R&D-enabled solutions	Continued market leading innovation	Hybrid rice and wheat seed ramp-up

Long-term prospects and guidance (at H1 2015)

1. **Financial outlook** 24-26% EBITDA margin in the medium term
2. **Attractive market** Crop protection and seeds market size >USD 100bn
3. **Unique position** Broad portfolio and geographic reach: >50% emerging markets
4. **New product launches** Recent launches have peak sales potential of >USD 2.7bn
5. **Pipeline & innovation** >USD 3.6bn additional peak sales from pipeline products
6. **Margin expansion** Seeds gross margin >50% by 2018; AOL program on track

Source: Syngenta roadshow presentation, Syngenta management information

Private & confidential
Source: Syngenta roadshow presentation, capital markets presentation, Syngenta management information
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Fairness Opinion – Syngenta AG

Valuation Considerations

Methodology

DCF Analysis

Share Price Analysis and Equity Research

Analysts’ Target Prices

Analysis of Comparable Companies

Analysis of Precedent Transactions

Analysis of Takeover Premia

Private & confidential 16

Fairness Opinion – Syngenta AG

Valuation Considerations

Methodology (1/2)

General remarks

The primary valuation method used in establishing a fair equity value per Syngenta share was the discounted cashflow (DCF) analysis. The DCF analysis belongs to those valuation methods based on capitalized earnings value which enable a wide range of company-specific factors to be considered The key assumptions of the underlying business plan provided by

Syngenta’s management were checked for plausibility in specific discussions with the management team and by setting them against the historical performance of Syngenta, historical and expected market development, expectations of equity research analysts as well as industry benchmarks. Where deemed necessary, N+1 applied adjustments to the underlying planning assumptions (details can be found on the following pages) In order to further check the plausibility of the results of the DCF analysis, several market-value-based valuation methods were deployed The valuation date is 26 January 2016(1)

Calculation of equity value per Syngenta share The above mentioned valuation methods were used to determine

Syngenta’s enterprise value. The equity value was then calculated by deducting the enterprise value adjustments from the enterprise value The equity value per Syngenta share was obtained by dividing the equity value by the number of Syngenta shares outstanding, excluding treasury shares and factoring in dilution by in-the-money stock options, restricted stock unit (RSU) plans and other share plans according to the treasury method (diluted shares outstanding) The below table shows the calculation of the number of diluted shares outstanding as at 22 January 2016

No. of shares Registered shares 92,945,649 Treasury shares 1,161,397

Shares outstanding 91,784,252

Dilution (stock options, RSUs and other share plans) 799,166

Diluted shares outstanding 92,583,418

Source: Syngenta management information

Valuation method based on capitalized earnings value

Discounted cashflow (DCF) analysis

The DCF analysis is one of the most widely recognized valuation methods based on capitalized earnings value. The basis of this valuation method is explained in greater detail on the following pages

Market-value-based valuation methods

Analysis of the historical share price development and of equity research analysts’ target prices

Both the current target prices of equity research analysts and the share price development over the last 12 months were analyzed in order to draw conclusions about Syngenta’s current market value

Analysis of comparable companies

The current market valuation of comparable listed companies (peers)

was analyzed (so-called trading multiples)

Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between Syngenta and its peers.

This is ensured in particular if the companies are similar in their business models, size, risk and opportunity profiles, and ultimately in their growth and profitability profiles

Analysis of precedent transactions

This valuation process entails analyzing precedent M&A transactions in which the target companies are comparable with Syngenta (so-called transaction multiples)

The prices paid in these transactions (and the implied valuations) are heavily dependent on the specific interests of the parties involved and thus to a certain extent reflect subjective attributions of value. Therefore,

a precise analysis of the relevant transaction parameters is essential

Analysis of takeover premia

This analysis benchmarks the implied takeover premium of the existing offer price to takeover premia of selected precedent public takeovers in

Switzerland

Source: Syngenta management information

Private & confidential (1) Any deviations from this date (e.g. date of enterprise value adjustments) are explicitly noted 17

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Valuation Considerations
Methodology (2/2)

DCF analysis: theoretical foundations

- The DCF analysis is based on free cashflows achievable in the future before financing activities. Thus, the DCF analysis looks at cashflows which are available to the providers of both debt and equity capital. These cashflows are discounted as per the valuation date using weighted average cost of capital (WACC) in order to reflect the present value of the cashflows and the inherent entrepreneurial risk
- The free cashflows are basically established by looking at the business plan drawn up by Syngenta's management. As already mentioned, N+1 applied adjustments to the business plan provided by Syngenta's management (details can be found on the following pages). The table at the bottom of the page to the right shows the general approach to calculating annual free cashflow on the basis of earnings before interest and taxes (EBIT)
- In the expectation of Syngenta continuing its business beyond the business plan period (which goes up to 2030), assumptions are made about sustained free cashflow. This is used to calculate what is called the terminal value. The terminal value is comprised of the value of all future cashflows subsequent to the business plan period
- Finally, the enterprise value is made up of the present value of free cashflows during the business plan period (up to 2030) and the present value of the terminal value. The present value is obtained by discounting the free cashflows and the terminal value as at 26 January 2016 (valuation date) on the basis of Syngenta's WACC
- The WACC reflects the return expectations by Syngenta's providers of debt and equity capital. The cost of equity capital is derived in accordance with the capital asset pricing model (CAPM). The assumptions used to calculate Syngenta's WACC are set out on the following pages

Graphic illustration of DCF analysis


Free cashflow forecast
(business plan)
Assumption of
sustained
free cashflow
DCF_0
FCF_1
FCF_2
FCF_3
FCF_4
FCF_5
FCF_{n-1}
...
FCF_n
FCF_{n+1}
Discounted on the basis of weighted average cost of capital

Calculation of free cashflow *(general approach)*

Free cashflow:

Operating income before interest and taxes (EBIT)
− Adjusted taxes on EBIT (unlevered)
= Net operating profit after taxes (NOPAT)
+ Depreciation and amortization
− / + Investment in / divestment of non-current assets
− / + Increase / reduction in net working capital
− / + Increase / reduction in other relevant balance sheet positions
= Free cashflow

Private & confidential
Source: Volkart, Suter & Vettiger (2002), Spremann (2007)
18

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Valuation Considerations
DCF Analysis (1/3)

Derivation of WACC: cost of equity[1]

- Risk-free rate: Syngenta generates nearly all of its sales outside Switzerland. Furthermore, very few of its expenses are incurred in Switzerland. Therefore, a global sales-weighted risk-free rate was derived based on the current yields of each respective national government's 10-year bond
- Beta: unlevered beta was derived on the basis of regression betas for comparable listed companies and adjusted to Syngenta's target capital structure (relevered). On the valuation date, an unlevered beta of 0.82 was observed
- Market risk premium: a market risk premium of 5.9% was used – this, according to Duff & Phelps, is the difference between the average annual total return on listed large company stocks and the average annual income return on long-term government bonds (period of 1926 to 2014)[2]

Derivation of WACC: cost of debt[1]

- Pre-tax cost of debt: Syngenta's pre-tax cost of debt were calculated based on the weighted average of current yields of Syngenta's outstanding listed bonds. The weighting was based on the nominal value of each bond
- Tax rate: in order to calculate post-tax cost of debt, a tax rate of 22.0% was used, in line with Syngenta's long-term tax rate expectations

Derivation of WACC: target capital structure[1]

- As per discussions with Syngenta's management, a gearing ratio of 15% (calculated as net financial debt / (net financial debt + equity)) could be appropriate in order to remain within a solid investment grade credit rating which the Company targets. As per the end of financial year 2015, the corresponding ratio stands at 8.6% (including pensions and restricted cash)

Weighted average cost of capital (WACC)[1]


Risk-free rate
4.0%
+
Relevered beta
0.93
x
Market risk premium
5.9%
=
Cost of equity
9.5%
85%
WACC
8.2%
Post-tax cost of debt
1.4%
15%
=
Pre-tax cost of debt
1.7%
-
Tax rate
22.0%

Source: Bloomberg, Factset, Syngenta management information, Duff & Phelps
(1) Further details on the WACC can be found in Appendix 1
(2) Excluding period of 1942 to 1951 due to World War II interest rate bias

Private & confidential
19

Fairness Opinion – Syngenta AG

Valuation Considerations

DCF Analysis (2/3)

Business plan assumptions

Business plan

The valuation is generally based on the business plan drawn up by

Syngenta’s management which covers the financial years 2016 to 2030.

The underlying planning assumptions were checked for plausibility in specific discussions with the management team and by setting them against historical performance of Syngenta, historical and expected market development, expectations of equity research analysts as well as industry benchmarks. On that basis, N+1 applied selected adjustments to the business plan which in sum had a moderating effect on projected sales growth as well as assumed improvements in operating profitability

This resulted in the following business plan assumptions:

Sales (FY 2016 to 2030)

The compound annual growth rate (CAGR) in sales amounts to 4.6%.

Key drivers for this development are (i) a generally increasing exposure to faster growing emerging economies, (ii) continuous innovation in the

Crop Protection segment in line with historical market outperformance and (iii) new product launches in the Seeds segment (e.g. hybrid seeds)

EBITDA (FY 2016 to 2030)

The average EBITDA margin amounts to 24.5%(1) over the planning period. The increase compared to historical levels is primarily attributable to (i) the envisaged optimization of the product mix in the

Crop Protection segment, (ii) structural changes of the earnings contribution of the Seeds segment (increasing share of out-licensing income), (iii) materializing results of the ongoing efficiency and cost optimization program “AOL” as well as (iv) growing operating leverage based on the assumed volume growth

Anticipated cash-effective restructuring cost were also factored into the

DCF analysis

Tax rate (FY 2016 to 2030)

According to the business plan, the average tax rate will be 21.8% over the entire planning period. The increase versus historical levels (average of 14.6% between FY 2011 and 2015) is primarily due to a shift in revenue mix towards higher-tax jurisdictions. In general, Syngenta has historically proven to be best-in-class with regards to tax management

Capital expenditure, depreciation and amortization (FY 2016 to 2030)

Over the planning period, capital expenditure (capex) will be an average of 4.6% of sales compared to 4.1% historically (average between FY

2011 and 2015). Depreciation and amortization (D&A) over the planning period will be an average of 81.9% of capex

Anticipated business investments were also factored into the DCF analysis

Net working capital (FY 2016 to 2030)

The average level of net working capital will be 25.5% of planned sales compared to 28.6% historically (average between FY 2011 and 2015).

The improvement is based on (i) an anticipated change in business mix and (ii) the ongoing efficiency program “AOL” (primarily reduction of inventory levels)

Terminal value assumptions

The terminal value is calculated based on an assumed perpetual growth rate of 2.0 to 2.5%, which is in line with consensus equity research analyst forecasts for Syngenta and expected long-term market growth

Enterprise value adjustments(2)

The enterprise value adjustments are calculated as at 31 December

2015, Syngenta’s last reporting date

At 31 December 2015, net financial debt amounted to USD 2,743m

(excluding restricted cash)

In addition, debt-like items of USD 604m were included

Thus, enterprise value is converted into equity value on the basis of total enterprise value adjustments of USD 3,348m

enterprise value adjustments of USD 3,348m

Source: Syngenta business plan, Syngenta Full Year Results 2015, Syngenta management information

Private & confidential (1) Based on Syngenta definition (i.e. including income from associates, excluding restructuring cost) 20 (2) A detailed breakdown of this position can be found in Appendix 2

Fairness Opinion – Syngenta AG

Valuation Considerations

DCF Analysis (3/3)

Valuation parameters at a glance

Valuation date: 26 January 2016

Enterprise value adjustments: USD 3,348m WACC: 8.0%—8.5% Perpetual growth rate: 2.0%—2.5% Diluted shares outstanding: 92.6m

Avg. sales growth (FY 2016 to 2030): 4.6% (CAGR) Avg. EBITDA margin (FY 2016 to 2030): 24.5%(1) Avg. tax rate (FY 2016 to 2030): 21.8% Avg. capex (FY 2016 to 2030): 4.6% of sales Avg. D&A (FY 2016 to 2030): 81.9% of capex

Avg. net working capital (FY 2016 to 2030): 25.5% of sales

Valuation of Syngenta

By means of the DCF analysis an enterprise value of USD 42,494m as at

26 January 2016 was established

To derive Syngenta’s equity value, enterprise value adjustments of USD 3,348m were deducted from the enterprise value. This results in an equity value of USD 39,147m as at 26 January 2016 Based on 92.6m diluted shares outstanding and a USD/CHF exchange rate of 1.0171, a value per Syngenta share of CHF 430.05 (mid-point) was established as at 26 January 2016. The table on the right illustrates this calculation The DCF analysis also entailed conducting a sensitivity analysis using changes to the central value drivers perpetual growth rate and WACC

(see table at the bottom of the page to the right)

The sensitivity analysis of the central value drivers results in a value per Syngenta share of CHF 400.61 (lower end) to CHF 464.55 (upper end) as at 26 January 2016

Calculation of value per Syngenta share

USDm (unless otherwise stated)

Present value of free cashflows 20,949 Present value of terminal value 21,545

Enterprise value 42,494

Enterprise value adjustments (3,348)

Equity value 39,147

Diluted shares outstanding (m) 92.6

Value per share (USD) 422.82

USD/CHF exchange rate 1.0171

Value per share (CHF) 430.05

Sensitivity analysis: value per share (CHF)

Perpetual growth rate

1.75% 2.00% 2.25% 2.50% 2.75%

8.74% 375.14 382.02 389.43 397.43 406.10

8.49% 392.94 400.61 408.90 417.88 427.64 WACC 8.24% 412.17 420.75 430.05 440.17 451.20

7.99% 433.01 442.65 453.12 464.55 477.08

7.74% 455.67 466.53 478.37 491.34 505.62

Source: Syngenta business plan, Syngenta Full Year Results 2015, Syngenta management information, Bloomberg

Private & confidential 21 (1) Based on Syngenta definition (i.e. including income from associates, excluding restructuring cost)

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Valuation Considerations
Share Price Analysis and Equity Research Analysts' Target Prices (1/2)

Development of Syngenta share price and trading volumes

- The chart on the right shows the historical development of Syngenta's share price and trading volume over the last 12 months
  - The Syngenta share has gained 23.4% over the last 12 months
  - The share price ranged from CHF 288.50 to 435.20, with the median share price being CHF 349.75 over this period. As shown in the chart on the right, ongoing takeover speculation significantly influenced the development of the Syngenta share over the last months
  - The closing price on 26 January 2016 was CHF 362.80
  - The 60-day VWAP was CHF 370.70 as at 26 January 2016. The 60-day VWAP is the volume-weighted average price of all stock market transactions executed during the last 60 trading days and serves as minimum price as defined by Swiss takeover law
- We do not regard the current share price level as a good proxy for the stand-alone valuation of Syngenta, as it seems to be distorted by ongoing takeover speculation
- Syngenta is part of the SLI Swiss Leader Index of the SIX Swiss Exchange, hence the share is automatically considered liquid on the basis of Swiss takeover law(1)

Share price and trading volumes (last 12 months)


CHF
(k)
Unsolicited takeover proposal from Monsanto
Monsanto drops takeover bid attempt
Rumors regarding ChemChina offer
450.00
400.00
350.00
300.00
250.00
4,000
3,000
2,000
1,000
0
60-day VWAP (26 Jan 16): CHF 370.70
Jan-15
Feb-15
Mar-15
Apr-15
May-15
Jun-15
Jul-15
Aug-15
Sep-15
Oct-15
Nov-15
Dec-15
Jan-16

Source: Bloomberg, SIX Swiss Exchange

Private & confidential

Source: Bloomberg, SIX Swiss Exchange
(1) Art. 40 para. 4 Stock Exchange Ordinance-FINMA

22

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Valuation Considerations
Share Price Analysis and Equity Research Analysts' Target Prices (2/2)

Equity research analysts' target prices

- This analysis is based on a review of target prices published by equity research analysts covering Syngenta
- A target price can generally be taken as the value an equity research analyst expects a company's share price to reach within a 12-month timeframe on a theoretical basis, and is approximately equivalent to a per-share valuation of the company
- The median target price across all analysts is CHF 366.00 per Syngenta share, with the target prices ranging from CHF 265.00 to 460.00
- It has to be noted that several equity research analysts have published two different target prices for Syngenta: a theoretical acquisition price (take-out valuation) and a target price based on a stand-alone valuation (excluding a potential control premium). Where available and disclosed, the target prices were distinguished between these two categories
  - The median target based on stand-alone valuations is CHF 321.71 per Syngenta share, with the target prices ranging from CHF 265.00 to 391.00
  - The median target based on take-out valuations is CHF 470.00 per Syngenta share, with the target prices ranging from CHF 449.00 to 500.00
- The table on the right summarizes the currently available target prices of the equity research analysts covering Syngenta[1]

Target prices of equity research analysts (CHF)[1]

Date	Analyst	Recom-mendation	Target price	Stand-alone	Take-out
27-Jan-16	Bernstein	Buy	460.00	391.00	500.00
27-Jan-16	HSBC	Hold	325.00	320.00	n.a.
27-Jan-16	Kepler Cheuvreux	Hold	330.00	330.00	n.a.
26-Jan-16	Baader-Helvea	Hold	340.00	326.00	500.00
26-Jan-16	Exane BNP Paribas	Hold	375.00	295.00	n.a.
25-Jan-16	Investec	Buy	424.00	n.a.	n.a.
25-Jan-16	Jefferies	Buy	440.00	322.00	456.75
21-Jan-16	AlphaValue	Sell	350.00	n.a.	n.a.
20-Jan-16	Rabobank International	Hold	310.00	350.00	500.00
18-Jan-16	Credit Suisse	Buy	315.00	n.a.	n.a.
18-Jan-16	Equita SIM	Hold	365.00	345.00	n.a.
15-Jan-16	J.P. Morgan	Hold	380.00	280.00	475.00
11-Jan-16	Liberum	Buy	400.00	n.a.	n.a.
07-Jan-16	Deutsche Bank	Buy	430.00	310.00	470.00
07-Jan-16	Macquarie	Hold	420.00	382.00	470.00
18-Dec-15	UBS	Hold	380.00	300.00	449.00
02-Dec-15	Morningstar	Hold	412.00	n.a.	n.a.
29-Nov-15	Goldman Sachs	Hold	366.00	321.43	470.00
27-Nov-15	Bank am Bellevue	Hold	329.00	n.a.	n.a.
09-Nov-15	Berenberg	Sell	265.00	265.00	n.a.
21-Oct-15	MainFirst Bank AG	Buy	410.00	n.a.	n.a.
21-Oct-15	Bank of America / ML	Hold	320.00	320.00	n.a.
16-Oct-15	Citi	Hold	325.00	325.00	n.a.
Average			**368.30**	**323.90**	**476.75**
Median			**366.00**	**321.71**	**470.00**

Source: Bloomberg, equity research reports

Private & confidential

Source: Bloomberg, equity research reports
(1) Overview excludes equity research analysts who have not expressed an explicit target price for Syngenta

23

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Valuation Considerations
Analysis of Comparable Companies

Selection of comparable companies[1]

- The universe of pure-play comparable listed companies is generally limited. Hence, the comparable companies identified include both agrochemical companies which operate almost exclusively in the fields of crop protection products or seeds and traits (Monsanto, KWS Saat, Nufarm, Vilmorin) as well as diversified groups which have major divisions in this sector (Bayer, DuPont, FMC)
- Diversified groups whose agrochemicals operations contribute significantly less than 20% of group sales and operating profit (e.g. BASF, Dow Chemical) were not considered as peers, as their market valuations are largely impacted by the "non-agribusiness"
- In order to ensure that the right companies for comparison were selected from as broad a universe as possible, the selection of comparable companies was matched against current assessments from equity research analysts and market studies

Valuation methodology

- For the group of comparable companies selected, the enterprise value (EV) was calculated on the basis of their current market capitalization (as at 26 January 2016) and their latest available actual net debt / cash position (including debt-like and cash-like items)
- This value was set against the consensus EBITDA estimate for the financial year 2016 for each comparable company (IBES consensus). A calendar adjustment was made for those companies with different financial years (Syngenta reports as at 31 December)
- The median from the resulting trading multiples (10.6x) was applied to Syngenta's 2016 EBITDA estimate (based on the business plan)[2], producing an enterprise value for Syngenta. To derive the equity value, enterprise value adjustments of USD 3,348m were deducted from the enterprise value. Based on 92.6m diluted shares outstanding and a USD/CHF exchange rate of 1.0171, a value per Syngenta share of CHF 295.15 (mid-point) was established as at 26 January 2016
- In order to calculate a value range as well, the median of the trading multiples (10.6x) was increased by 10% (upper end) and reduced by 10% (lower end)

Calculation of value per Syngenta share

USDm (unless otherwise stated)	Lower end	Mid-point	Upper end
2016 EBITDA (adjusted)	2,861	2,861	2,861
2016 Trading multiple (x)	9.5x	10.6x	11.6x
Enterprise value	**27,193**	**30,214**	**33,236**
Enterprise value adjustments	(3,348)	(3,348)	(3,348)
Equity value	**23,845**	**26,866**	**29,888**
Diluted shares outstanding (m)	92.6	92.6	92.6
Value per share (USD)	**257.55**	**290.19**	**322.82**
USD/CHF exchange rate	1.0171	1.0171	1.0171
Value per share (CHF)	**261.96**	**295.15**	**328.34**

Source: Bloomberg, IBES consensus, Syngenta business plan, Syngenta Full Year Results 2015, equity research reports, market studies
(1) An overview of the comparable companies selected (including trading multiples and financial metrics) can be found in Appendix 3
(2) Adjusted EBITDA including restructuring costs

Private & confidential
24

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Valuation Considerations
Analysis of Precedent Transactions

Selection of precedent transactions

- In order to analyze precedent transactions in which the target companies are comparable with Syngenta, relevant M&A transactions in the global market for crop protection products as well as seeds and traits were selected. The analysis covers the period 1999 to 2015. This relatively long period was chosen to reflect different waves of consolidation in the agrochemicals space
- Transactions for which no financial details were published and transaction with an implied deal size of less than USD 100m were not considered as part of this analysis
- A detailed overview of the selected transactions can be found in Appendix 4

Valuation methodology

- For the selected precedent transactions, the implied enterprise value (EV) and the implied historical EV/EBITDA multiple (transaction multiple) were calculated
- As a next step, the median of the calculated transaction multiples (13.5x) was applied to Syngenta's 2015 EBITDA[1], producing an enterprise value for Syngenta. In this method, intentional use was made of a historical EBITDA (here 2015), since the transaction multiples are also calculated by means of historical values
- To derive the equity value, enterprise value adjustments of USD 3,348m were deducted from the enterprise value. Based on 92.6m diluted shares outstanding and a USD/CHF exchange rate of 1.0171, a value per Syngenta share of CHF 326.18 (mid-point) was established as at 26 January 2016
- In order to calculate a value range as well, the median of the transaction multiples (13.5x) was increased by 10% (upper end) and reduced by 10% (lower end)

Calculation of value per Syngenta share

USDm (unless otherwise stated)	Lower end	Mid-point	Upper end
2015 EBITDA (adjusted)	2,453	2,453	2,453
Transaction multiple (x)	12.1x	13.5x	14.8x
Enterprise value	**29,735**	**33,039**	**36,342**
Enterprise value adjustments	(3,348)	(3,348)	(3,348)
Equity value	**26,387**	**29,691**	**32,995**
Diluted shares outstanding (m)	92.6	92.6	92.6
Value per share (USD)	**285.01**	**320.69**	**356.38**
USD/CHF exchange rate	1.0171	1.0171	1.0171
Value per share (CHF)	**289.88**	**326.18**	**362.47**

Source: Mergermarket, Bloomberg, equity research reports, Syngenta Full Year Results 2015
(1) Adjusted EBITDA including restructuring costs

Private & confidential
25

N+1 SWISS CAPITAL
Fairness Opinion – Syngenta AG

Valuation Considerations
Analysis of Takeover Premia

Analysis of premiums paid in public takeover situations in Switzerland

- Subjective interests play a major role in public takeovers. Potential acquirers may in some circumstances be willing to pay significant control premiums
- This is especially true in contested takeover situations, where potential acquirers outbid each other resulting in higher premiums paid
- Another important factor is, whether a bidder has already owned a controlling stake in the target company when the tender offer is announced. In such instances, the willingness to pay an additional control premium on the share price will typically be reduced
- When selecting relevant public takeover transactions for the purpose of this analysis, the following criteria were applied[(1)]:
  - Transactions since 1 January 2006
  - Target company was listed on the SIX Swiss Exchange at the time of the tender offer
  - "Pure" real estate companies were not considered
  - Implied equity value of at least CHF 100m
  - Consideration of voluntary as well as mandatory offers
  - Only cash offers were considered
- Since 2006, average premiums of 29.8% were paid compared to the 60-day VWAP on the day before the announcement of each tender offer
- Applying a premium range of 25% to 35% to Syngenta's 60-day VWAP of CHF 370.70 as at 26 January 2016 results in a value range of CHF 463.38 to 500.45 per Syngenta share. It has to be noted that the current VWAP is inflated by ongoing takeover speculation and already contains some element of (unquantifiable) takeover premium

Analysis of premiums paid in public takeover situations in Switzerland (cont'd)

- For illustrative purposes the same methodology was applied on the 60-day VWAP prior to the unsolicited Monsanto proposal (CHF 329.83 as at 30 April 2015). This results in an illustrative value range of CHF 412.29 to 445.27 per share
  - This tends to reflect a period with no/limited takeover inflation of Syngenta's share price

Applying an average takeover premium of 25 to 35%


CHF
500.00
450.00
400.00
350.00
300.00
250.00
200.00
+35%
+25%
Takeover premium
60-day VWAP (26 Jan 16): CHF 370.70
60-day VWAP (prior Monsanto proposal): CHF 329.83
Jan-15
Feb-15
Mar-15
Apr-15
May-15
Jun-15
Jul-15
Aug-15
Sep-15
Oct-15
Nov-15
Dec-15
Jan-16

Source: Bloomberg, SIX Swiss Exchange

Private & confidential
Source: Mergermarket, Bloomberg, Swiss Takeover Board, SIX Swiss Exchange
(1) An overview of the selected public takeover transactions can be found in Appendix 5
26

Fairness Opinion – Syngenta AG

Result of the Fairness Opinion

Private & confidential 27

Fairness Opinion – Syngenta AG

Result of the Fairness Opinion

Valuation Results for Syngenta (1/2)

Valuation assessment

The illustration on the following page summarizes the results of our valuation analysis. The DCF analysis was used as the primary valuation method, while selected market-value-based methods (60-day VWAP,

analysis of comparable companies, analysis of precedent transactions,

target prices of equity research analysts, analysis of takeover premia)

were used to test the plausibility of the results of the DCF analysis

The valuation date is 26 January 2016

As at 26 January 2016, the ChemChina Offer amounts to CHF 488.95 per Syngenta share. It consists of an offer price of USD 465.00 per

Syngenta share (which corresponds to CHF 472.95 per share based on a USD/CHF exchange rate of 1.0171 as at 26 January 2016), an ordinary dividend of up to CHF 11.00 per share and a special dividend of

CHF 5.00 per share which are both subject to the approval of the ordinary general shareholder meeting of Syngenta scheduled to be held on 26 April 2016 and are both payable to the shareholders prior to the settlement of the public tender offer. It has to be noted that the effective offer price in CHF terms will be subject to the future development of the

USD/CHF exchange rate. This fairness opinion assesses the financial adequacy of the ChemChina Offer based on the USD/CHF exchange rate as at 26 January 2016. Potential future fluctuations of the USD/CHF exchange rate, that might influence the effective offer price and ultimately each shareholder’s proceeds in CHF terms, are not taken into account

The DCF analysis results in a value range of CHF 400.61 to 464.55 per share. In general, the DCF analysis leads to higher results than the other

(market-value-based) valuation methods as it fully captures the planned sales growth and operating profitability increase envisaged by the business plan

The 60-day VWAP as at 26 January 2016 is CHF 370.70. It has to be

noted that the current VWAP is inflated by ongoing takeover speculation

Equity research analysts value the Syngenta share at CHF 265.00 to

391.00 on a stand-alone basis (excluding a potential takeover premium)

Valuation assessment (cont’d)

The analysis of comparable companies based on 2016 EV/EBITDA trading multiples results in a value range of CHF 261.96 to 328.34 per share

The analysis of precedent transactions based on historical EV/EBITDA transaction multiples results in a value range of CHF 289.88 to 362.47 per share

The ChemChina Offer represents a premium of 31.9% (including dividend payments of up to CHF 16.00 per share) and 27.6% (excluding dividend payments) compared to the 60-day VWAP as at 26 January

2016. Applying a typical premium range of 25% to 35% to the 60-day

VWAP as at 26 January 2016 results in a value range of CHF 463.38 to

500.45 per share. As noted above, considering the prolonged

speculation on merger discussions, we believe that the current VWAP already contains some element of (unquantifiable) takeover premium.

Hence, in order to avoid a potential double-counting, we disregard this valuation method for the purpose of our overall assessment. Applying the premium range of 25% to 35% to a potentially “unaffected” VWAP

(CHF 329.83) results in a value range of CHF 412.29 to 445.27 per share, which may be considered more relevant

Private & confidential 28

Fairness Opinion – Syngenta AG

Result of the Fairness Opinion

Valuation Results for Syngenta (2/2)

Valuation summary (CHF per Syngenta share)

60-day VWAP: ChemChina Offer:

CHF 370.70 CHF 488.95(1)

DCF 400.61 464.55

Equity research

analysts (stand-alone) 265.00 391.00

Analysis of comparable

companies 261.96 328.34

Analysis of precedent

transactions 289.88 362.47

Analysis of takeover premia

(current VWAP) 463.38 500.45

Analysis of takeover premia

(“unaffected” VWAP) 412.29 445.27

150.00 300.00 450.00 600.00

Based on the value range of CHF 400.61 to 464.55 per Syngenta share resulting from the DCF analysis, the ChemChina Offer of

CHF 488.95 per Syngenta share(1) is considered financially fair and adequate as per the valuation date (26 January 2016)

Kurt Rüegg Ralf Herrmann

Senior Partner Partner

Senior Partner Partner

(1) Based on an offer price of USD 465.00 per share (which corresponds to CHF 472.95 per share based on a USD/CHF exchange rate

Private & confidential of 1.0171 as at 26 January 2016), an ordinary dividend of CHF 11.00 per share and a special dividend of CHF 5.00 per share (both 29 subject to the approval of the ordinary general shareholder meeting of Syngenta scheduled to be held on 26 April 2016)

Fairness Opinion – Syngenta AG

Appendices

Cost of Capital

Calculation of Enterprise Value Adjustments

Trading Multiples of Comparable Companies

Overview of Precedent Transactions

Public Takeover Premia Since 1 January 2006

List of Abbreviations

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Fairness Opinion – Syngenta AG

Appendix 1
Cost of Capital (1/2)

Derivation of WACC

WACC components		Notes	Source
Risk-free rate (rf)	4.0%	Global sales-weighted risk-free rate based on current yields of each respective national government's 10-year bond	Bloomberg
Market risk premium (MRP)	5.9%	Difference between the average annual total return on listed large company stocks and the average annual income return on long-term government bonds (period: 1926-2014[1])	Duff & Phelps: "2015 Valuation Handbook"
Beta (unlevered)	0.82	Median regression beta of comparable companies (5-year regression against MSCI World Index based on weekly returns)	Factset
Beta (relevered)	0.93	Formula: $ß_L = ß_U \times [1 + ((D / E) \times (1-t))]$	Modigliani & Miller
Cost of equity	**9.5%**	**Formula: $k_e = r_f + ß_L \times MRP$**	
Pre-tax cost of debt	1.7%	Weighted average of current yields of Syngenta's outstanding listed bonds	Bloomberg
Tax rate (t)	22.0%	Long-term blended tax rate modelling assumptions	Syngenta management information
Post-tax cost of debt	**1.4%**	**Formula: $k\ (post\text{-}tax)_d = k\ (pre\text{-}tax)_d \times (1-t)$**	
Equity ratio	85.0%		Target capital structure according to Syngenta management
Debt ratio	15.0%		Target capital structure according to Syngenta management
WACC	**8.2%**		

Private & confidential

(1) Excluding period of 1942 to 1951 due to World War II interest rate bias

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Fairness Opinion – Syngenta AG

Appendix 1

Cost of Capital (2/2)

Calculation of unlevered beta

Comparable Levered Marginal Net debt MCap D / D / Unlevered

companies beta(1) tax rate(LC m)(2)(LC m)(D + E) E beta(3)

Bayer 1.15 29.65% 32,567 87,119 27.2% 37.4% 0.91

DuPont 1.13 40.00% 14,713 46,853 23.9% 31.4% 0.95

FMC 1.24 40.00% 2,247 4,654 32.6% 48.3% 0.96

KWS Saat 0.51 29.65% 266 1,769 13.1% 15.0% 0.46

Monsanto 0.91 40.00% 7,739 38,971 16.6% 19.9% 0.82

Nufarm 0.66 30.00% 661 1,842 26.4% 35.9% 0.53

Vilmorin 0.46 33.33% 717 1,333 35.0% 53.8% 0.34

Average 0.87 34.66% 25.0% 34.5% 0.71

Median 0.91 33.33% 26.4% 35.9% 0.82

Sensitivity analysis: WACC

Unlevered beta

0.67 0.74 0.82 0.89 0.97

20.0% 7.2% 7.6% 8.1% 8.5% 8.9%

17.5% 7.3% 7.7% 8.1% 8.6% 9.0%

E)

+

(D 15.0% 7.4% 7.8% 8.2% 8.7% 9.1%

/

D Source: Factset, KPMG, company information

12.5% 7.5% 7.9% 8.3% 8.8% 9.2%(1) Five-year regression against MSCI World Index based on weekly returns

(2) Net financial debt including pensions

10.0% 7.6% 8.0% 8.4% 8.9% 9.3%

(3) Unlevered beta = (levered beta / (1 + (1 – tax rate) x D/E)); assumption: beta of D = 0

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Fairness Opinion – Syngenta AG

Appendix 2

Calculation of Enterprise Value Adjustments

USDm 31 Dec 2015

Current financial debt 547

Non-current financial debt 3,183

Cash and cash equivalents(1,141)

Marketable securities(3)

Net financial debta 2,586

Restricted cash 157

Net financial debt excluding restricted cash 2,743

Pensions 325

Other non-current post-retirement benefits 21

Other non-current employee benefits 59

Non-current environmental provision 181

Non-controlling interest 19

Debt-like items 604

Enterprise value adjustments 3,348

Source: Syngenta Full Year Results 2015, Syngenta management board

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Appendix 3
Trading Multiples of Comparable Companies

Trading multiples[(1),(2)]

	MCap	EV	EV/Sales			EV/EBITDA			EV/EBIT			P/E		
Company (country)	(USDm)	(USDm)	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018
Bayer (DE)	94,663	129,896	2.47x	2.36x	2.27x	10.7x	10.1x	9.5x	15.1x	13.7x	12.8x	15.2x	13.8x	12.3x
DuPont (US)	46,853	62,010	2.46x	2.30x	2.21x	12.1x	10.6x	9.9x	15.9x	13.6x	12.3x	24.0x	17.5x	15.2x
FMC (US)	4,654	6,938	1.94x	1.86x	1.76x	9.2x	8.5x	7.6x	11.0x	9.9x	9.1x	14.6x	11.6x	10.4x
KWS Saat (DE)	1,922	2,095	1.71x	1.61x	1.55x	11.0x	10.3x	9.3x	15.3x	14.4x	13.4x	21.7x	19.2x	17.8x
Monsanto (US)	38,971	46,719	3.23x	3.02x	2.87x	10.6x	9.1x	8.3x	12.4x	10.6x	10.1x	15.0x	16.0x	13.6x
Nufarm (AU)	1,291	1,931	0.97x	0.94x	0.90x	7.6x	6.9x	6.3x	9.9x	8.7x	8.0x	25.2x	14.4x	11.6x
Vilmorin (FR)	1,448	2,032	1.39x	1.32x	1.21x	7.0x	6.4x	n.a.	15.7x	12.8x	23.3x	17.3x	14.9x	12.3x
Average			2.02x	1.92x	1.82x	9.7x	8.8x	8.5x	13.6x	12.0x	12.7x	19.0x	15.3x	13.3x
Median			1.94x	1.86x	1.76x	10.6x	9.1x	8.8x	15.1x	12.8x	12.3x	17.3x	14.9x	12.3x
Syngenta (CH)[(3)]	**33,024**	**36,372**	**2.67x**	**2.58x**	**2.47x**	**12.7x**	**11.9x**	**10.8x**	**16.1x**	**14.9x**	**13.7x**	**20.7x**	**19.6x**	**17.8x**

Selected key financials[(2)]

	Sales growth			EBITDA growth			EBITDA margin			EBIT margin		
Company (country)	2016	2017	2018	2016	2017	2018	2016	2017	2018	2016	2017	2018
Bayer (DE)	4.2%	4.3%	4.2%	7.4%	5.4%	6.3%	23.1%	23.3%	23.8%	16.4%	17.2%	17.7%
DuPont (US)	0.3%	6.9%	4.1%	0.6%	14.4%	7.3%	20.3%	21.8%	22.4%	15.5%	16.9%	18.0%
FMC (US)	7.4%	4.8%	5.7%	18.0%	7.5%	11.8%	21.2%	21.8%	23.0%	17.6%	18.7%	19.4%
KWS Saat (DE)	9.6%	6.7%	4.0%	4.5%	7.3%	10.7%	15.6%	15.7%	16.7%	11.2%	11.1%	11.6%
Monsanto (US)	(1.7)%	6.8%	5.3%	4.8%	15.6%	9.5%	30.6%	33.1%	34.4%	26.1%	28.6%	28.4%
Nufarm (AU)	2.8%	3.2%	5.0%	30.4%	10.1%	8.7%	12.8%	13.7%	14.2%	9.8%	10.8%	11.3%
Vilmorin (FR)	4.1%	5.8%	8.8%	3.4%	9.7%	n.a.	20.0%	20.7%	n.a.	8.9%	10.2%	5.2%
Average	3.8%	5.5%	5.3%	9.9%	10.0%	9.0%	20.5%	21.4%	22.4%	15.1%	16.2%	15.9%
Median	4.1%	5.8%	5.0%	4.8%	9.7%	9.1%	20.3%	21.8%	22.7%	15.5%	16.9%	17.7%
Syngenta (CH)[(3)]	**1.0%**	**3.7%**	**4.3%**	**4.5%**	**7.4%**	**10.4%**	**21.0%**	**21.7%**	**23.0%**	**16.7%**	**17.3%**	**18.1%**

Source: Factset, company information, Syngenta Full Year Results 2015, Bloomberg
(1) Enterprise value adjusted for net financial debt or net cash, pensions, non-controlling interest (2) Underlying financials calendarized to Syngenta's financial year-end (31-Dec) (3) Syngenta financials based on IBES consensus

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Appendix 4
Overview of Precedent Transactions

Date	Acquiror	Target	Country	Business description	Enterprise value (USDm)	Hist. EV / EBITDA
27-Feb-15	Webster	Tandou	AU	Developer of crops and livestocks	116	25.3x
08-Sep-14	FMC	Cheminova	DK	Developer and producer of plant protection products	1,844	12.2x
06-Aug-14	Platform Specialty	Agriphar	BE	Producer of agrochemical products for plant protection	402	11.5x
17-Apr-14	Platform Specialty	Chemtura	US	Producer of agricultural chemicals and seed treatment products	1,000	10.0x
10-Sep-13	ADAMA	Hubei Sanonda (25%-stake)	CN	Manufacturer and seller of crop protection products	640	11.3x
20-Mar-12	Glencore	Viterra	CA	Processor and marketer of grains and oilseeds	7,347	10.4x
31-May-11	Coromandel	Sabero (68%-stake)	IN	Manufacturer of crop protection (incl. fungicides, herbicides, etc.)	133	12.6x
18-Jan-11	Cargill	Mosaic (40%-stake)	US	Producer of concentrated phosphate and potash crop nutrients	34,669	20.2x
11-Jan-11	China National Chemical	ADAMA (60%-stake)	IL	Producer of crop protection (incl. herbicides, insecticides, etc.)	3,476	13.5x
10-Jan-11	DuPont	Danisco	DK	Producer of food ingredients, enzymes, and bio-based solutions	6,312	14.5x
29-Dec-09	Sumitomo Chemical	Nufarm (20%-stake)	AU	Manufacturer of crop protection chemicals	3,035	16.7x
19-Dec-07	Cheminova	Cheminova (50%-stake)	DE	Producer of crop protection (incl. herbicides, insecticides, etc.)	126	24.1x
18-Apr-07	Chongqing Huibang	Huapont (13%-stake)	CN	Producer of pharmaceuticals, pesticides and APIs	346	35.1x
28-Nov-06	Viterra	Agricore	CA	Manufacturer of crop protection products	1,159	9.3x
15-Aug-06	Monsanto	Delta & Pine	US	Producer and breeder of cotton seeds	1,632	20.3x
08-Nov-05	Agrium	Royster-Clark	US	Supplier of fertilizers, seeds and crop protection products	452	8.0x
25-Oct-05	Michael Huber	Micro Inks (71%-stake)	IN	Manufacturer of pigments and crop protection chemicals	478	14.8x
24-Jan-05	Monsanto	Seminis	US	Developer and marketer of fruit and vegetable seeds	1,525	34.5x
02-Jun-03	Paine & Partners	Seminis	US	Developer and marketer of fruit and vegetable seeds	650	8.4x
28-Nov-01	Pharmacia	Monsanto (85%-stake)	US	Developer and manufacturer of agricultural seeds	10,301	9.3x
02-Dec-99	Novartis	Zeneca Agrochemicals	UK	Provider of agrochemicals (especially herbicides)	11,228	22.5x

Average	16.4x
Median	13.5x

Source: Mergermarket

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Appendix 5

Public Takeover Premia Since 1 January 2006(1)

Date	Acquiror	Target	Consideration	Implied equity value (CHFm)	Premium (based on VWAP)(2)
17-Dec-15	TDK	Micronas	Cash	223	69.7%
25-Sep-14	KUKA	Swisslog	Cash	339	14.4%
15-Sep-14	Danaher	Nobel Biocare	Cash	2,117	6.7%
16-May-14	Swisscom	PubliGroupe	Cash	501	73.4%
09-Oct-13	Alpine Select	Absolute Invest	Cash	156	3.3%
02-Oct-13	Avista Capital & Nordic Capital	Acino Holding	Cash	399	52.8%
05-Aug-13	SES	Società Elettrica Sopracenerina	Cash	164	2.2%
28-Jun-13	Venetos	Schmolz + Bickenbach	Cash	337	0.0%
10-Apr-13	Forty Plus / Fortimo Group	Fortimo Group	Cash	200	19.0%
31-Jul-12	Grupo Safra	Bank Sarasin	Cash	1,800	2.6%
12-Dec-11	ABB	Newave Energy	Cash	175	36.0%
08-Nov-11	Toyota Industries	Uster Technologies	Cash	393	47.6%(3)
20-Jun-11	Axpo	EGL	Cash	2,244	20.8%
26-Apr-11	HarbourVest	Absolute Private Equity	Cash	732	6.2%
17-Jan-11	Artemis	Feintool	Cash	267	7.1%
06-Dec-10	3M (Schweiz)	Winterthur Technologie	Cash	364	23.0%
22-Sep-10	Credit Suisse	Neue Aargauer Bank	Cash	2,681	24.2%
28-Jul-10	Adobe Systems	Day Software	Cash	219	59.2%
02-Nov-09	BURU	Cham Paper Group	Cash	129	0.0%
04-May-09	Aquamit	Quadrant	Cash	237	57.8%
15-Sep-08	BASF	Ciba	Cash	3,410	64.3%
26-Aug-08	Robert Bosch	sia Abrasives	Cash	316	16.9%
10-Jul-08	Novartis	Speedel	Cash	920	80.1%
12-Dec-07	Von Finck family	Von Roll	Cash	1,558	0.0%
11-Dec-07	Lam Research	SEZ	Cash	641	53.8%
07-Aug-07	Capio	Unilabs	Cash	741	30.3%
05-Mar-07	CRH	Getaz Romang	Cash	537	24.7%
25-Sep-06	Rank Group	SIG	Cash	2,739	51.6%
07-Dec-06	Liechtensteinische Landesbank	Bank Linth	Cash	435	31.0%
21-Sep-06	Merck	Serono	Cash	16,079	31.4%
06-Sep-06	OC Oerlikon	Saurer	Cash	1,964	35.9%
22-Aug-06	Georg Fischer	Agie Charmilles	Cash	733	13.8%
06-Mar-06	Assicurazioni Generali	Generali (Schweiz)	Cash	1,089	24.4%
				Average	29.8%
				Median	24.4%

Source: Swiss Takeover Board, Mergermarket
(1) List consists of selected public takeovers in Switzerland; selection criteria are mentioned in the main part of the document
(2) Based on 60-day VWAP prior to announcement of transaction (3) Including dividend payment

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N+1 SWISS CAPITAL Fairness Opinion – Syngenta AG

Appendix 6
List of Abbreviations (1/2)

- AG Aktiengesellschaft (public limited company)
- AOL Accelerating Operational Leverage
- APAC Asia Pacific
- approx. approximately
- avg. average
- bn billion(s)
- c. circa, approximately
- CAGR compound annual growth rate
- capex capital expenditures
- CAPM capital asset pricing model
- ChemCina China National Chemical Corporation
- CHF Swiss francs
- D debt
- D&A depreciation and amortization
- DCF discounted cashflow
- Dec December
- EBIT earnings before interest and taxes
- EBITDA earnings before interest, taxes, depreciation and amortization
- E equity
- e.g. exempli gracia, for example
- EAME Europe, Africa and Middle East
- etc. et cetera, and so forth
- EV enterprise value
- FCF free cashflow
- FY financial year
- GM genetically-modified
- H1 first half-year
- i.e. id est, that is
- incl. including
- Jan January
- LATAM Latin America
- LC local currency
- LTP long-term plan
- m million(s)
- M&A mergers & acquisitions
- MCap market capitalization
- MRP market risk premium
- MSCI MSCI World Index (global equity index)
- n.a. not applicable
- N+1 N+1 Swiss Capital
- NAFTA North American Free Trade Agreement
- NOPAT net operating profit after taxes
- NYSE New York Stock Exchange
- P/E price-to-earnings ratio
- Q3 third quarter

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Fairness Opinion – Syngenta AG

Appendix 6

List of Abbreviations (2/2)

R&D research and development

RSU restricted stock unit

SIX SIX Swiss Exchange

SLI Swiss Leader Index

SYNN stock ticker of Syngenta AG

t taxes

TOB(Swiss) Takeover Board

UK United Kingdom

US / USA United States of America

USD US dollar

VWAP volume-weighted average price

WACC weighted average cost of capital

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Fairness Opinion – Syngenta AG

Contact Information

Kurt Rüegg Ralf Herrmann

Senior Partner Partner

E kruegg@n1swisscap.com E herrmann@n1swisscap.com

T +41 44 226 52 52 T +41 44 226 52 52

F +41 44 226 52 53 F +41 44 226 52 53

N+1 Swiss Capital AG

Talacker 41

P.O. Box 2865

8022 Zurich

Switzerland

T

+41 44 226 52 52

F

+41 44 226 52 53

www.n1swisscap.com

Private & confidential 39